Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	James R. Easter	Devin Sullivan
	Chief Financial Officer	Sr. Vice President
	281-475-2694	212-836-9608
	Jim.Easter@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS THIRD QUARTER

FISCAL 2014 FINANCIAL RESULTS

•	Revenues for Q3 FY 2014 declined to $216.5 million from $281.3 million in Q3 FY 2013

•	Inliner, Water Resources, and Heavy Civil operated profitably in Q3 FY 2014

•	Geoconstruction backlog rose to $104.8 million at October 31, 2013 from $38.2 million at July 31, 2013

•	Net loss from continuing operations attributable to Layne for Q3 FY 2014 was $15.8 million, or $(0.80) per share, compared to net income from continuing operations attributable to Layne of $8.5 million, or $0.43 per diluted share, in Q3 FY 2013. The loss for Q3 FY 2014 included a:

•	$9.7 million loss before income taxes at Mineral Services

•	$2.9 million loss before income taxes at Geoconstruction

•	$3.5 million increase in unallocated corporate expenses, primarily associated with the relocation of the Company’s Headquarters.

•	The Company completed a Convertible Notes offering $110.0 million in November 2013 and an additional $15.0 million in December.

•	As of October 31, 2013, cash and cash equivalents were $29.0 million, long-term debt, excluding current maturities, was $102.7 million, and equity was $304.3 million ($15.24 per share).

“During Q3 FY 2014, Inliner, Water Resources, and Heavy Civil operated profitably, with Heavy Civil reporting its first quarterly profit since July 31, 2011. However, our results for the quarter were substantially impacted by: operating losses at Mineral Services, which included an increased accrual for the previously disclosed FCPA investigation; higher unallocated corporate expenses related to the relocation of our corporate headquarters; and a loss at Geoconstruction. The loss at Geoconstruction in Q3 FY 2014 narrowed substantially from Q1 and Q2 of this year, and backlog at this division rose by nearly $67 million from Q2 FY 2014. We expect results at Geoconstruction to continue to improve in Q4 FY 2014 and into FY 2015. Inliner continues to progress towards an eighth consecutive year of record revenue and profits. At Water Resources, we expect our Q4 FY2014 results to decline from our Q3 FY2014 results as this division is often challenged by weather conditions during the winter months. Our Energy Services business has successfully tested and launched our water sourcing, transfer, and treatment solutions, and are continuing to sign and negotiate Master Service Agreements with large E&P companies. The outlook for Mineral Services remains challenged due to continuing declines in global mineral exploration activity which will hinder our results for at least the balance of FY 2014. Our business development activity continues and we are tracking approximately $1.3 billion of project awards under our One Layne initiative. We are very pleased to complete a $110.0 million convertible notes offering in November. The offering included an option for an additional $15.0 million in notes which was exercised by the underwriter on December 5, 2013.”

— Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%	Nine Months		%
(000’s, except per share data)	10/31/13	10/31/12	Change	10/31/13	10/31/12	Change
Revenues
—Water Resources	$46,807	$55,135	(15.1)	$135,876	$164,677	(17.5)
—Inliner	43,806	32,115	36.4	111,971	101,682	10.1
—Heavy Civil	63,820	70,472	(9.4)	213,431	219,723	(2.9)
—Geoconstruction	20,087	44,816	(55.2)	62,966	104,208	(39.6)
—Mineral Services	39,773	76,498	(48.0)	144,326	243,965	(40.8)
—Energy Services	1,727	1,256	37.5	5,268	4,435	18.8
—Other	5,481	3,087	77.6	15,241	7,635	99.6
—Intersegment Eliminations	(5,039)	(2,098)	140.2	(14,156)	(5,307)	166.7

Total revenues	$216,462	$281,281	(23.0)	$674,923	$841,018	(19.7)
Net (loss) income from continuing operations attributable to Layne Christensen Company	$(15,772)	$8,468	(286.3)	$(120,169)	$9,736	(1,334.3)
Diluted (loss) income per share—continuing operations	$(0.80)	$0.43	(286.0)	$(6.13)	$0.49	(1,351.0)
Net (loss) income attributable to Layne Christensen Company	$(15,772)	$8,476	(286.1)	$(114,371)	$(11,799)	869.3
Diluted (loss) income per share	$(0.80)	$0.43	(286.0)	$(5.83)	$(0.60)	871.7

Financial Data and Reconciliation to non-GAAP Financial Data	Three Months		%	Nine Months		%
(000’s, except per share data) (unaudited)	10/31/2013	10/31/2012	Change	10/31/2013	10/31/2012	Change
Total Revenues	$216,462	$281,281	(23.0)	$674,923	$841,018	(19.7)
Diluted (loss) income—continuing operations	$(15,541)	$8,657	(279.5)	$(119,592)	$10,325	(1,258.3)
Net income attributable to noncontrolling interests	(231)	(189)	22.2	(577)	(589)	(2.0)

Net (loss) income from continuing operations attributable to Layne Christensen Company	(15,772)	8,468	(286.3)	(120,169)	9,736	(1,334.3)
Loss on remeasurement of equity investment	—	—	**	—	(7,705)	**
Loss on non-cash goodwill impairment	—	—	**	(14,646)	—	**
Valuation allowance on domestic deferred tax asset	(1,020)	—	**	(51,622)	—	**
Tax benefit from tax loss carryback	4,310	—	**	4,310	—	**

Net (loss) income from continuing operations attributable to Layne Christensen Company excluding loss on above items*	$(19,062)	$8,468	(325.1)	$(58,211)	$17,441	(433.8)

Diluted (loss) income per share from continuing operations attributable to Layne Christensen shareholders:	$(0.80)	$0.43	(286.1)	$(6.13)	$0.49	(1,351.0)
Diluted income (loss) per share on above items*	$0.17	$—	**	$(3.16)	$(0.39)	**
Diluted (loss) income per share—continuing operations excluding loss on above items*	$(0.97)	$0.43	(325.6)	$(2.97)	$0.88	(437.5)

*	We provide non-GAAP net loss from continuing operations and non-GAAP net loss per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude non-cash charges related to the goodwill impairment and valuation allowances related to deferred income tax assets. Our management uses non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results through the eyes of management in addition to seeing our GAAP results. Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial mearsures. They should be read in conjunction with the GAAP financial measures. It shoud be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.
**	Not meaningful

-more-

THE WOODLANDS, TEXAS, Monday, December 9, 2013 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2014 third quarter (Q3 FY 2014) and nine months ended October 31, 2013, including a discussion of results of operations by division.

Revenues for Q3 FY 2014 decreased by $64.8 million, or 23.0%, to $216.5 million from $281.3 million for the fiscal 2013 third quarter (Q3 FY 2013) ended October 31, 2012, reflecting lower revenues at each of Layne’s divisions with the exception of Inliner.

Total pre-tax loss from continuing operations for Q3 FY 2014 was $19.5 million, or $(0.99) per share, compared to total pre-tax income from continuing operations of $7.5 million, or $0. 38 per share, in the same period last year. Pre-tax income at Inliner for Q3 FY 2014 rose by $2.9 million from Q3 FY 2013, Heavy Civil returned to profitability in Q3 FY 2014 and Water Resources operated profitably, albeit at lower levels than the prior year period. The performance of these divisions, however, was more than offset by pre-tax losses of $9.7 million at Mineral Services and $2.9 million at Geoconstruction. Results at Mineral Services reflected low commodity prices that have affected global mineral exploration activity, as well as a $5.6 million accrual related to the previously disclosed FCPA investigation. Although activity at Geoconstruction was sluggish in Q3 FY 2014 due to demand weakness in the U.S. and South America, the Q3 FY 2014 division loss narrowed significantly from Q2 FY 2014 and Geoconstruction announced $82.5 million of new contracts during Q3 FY 2014. Also impacting results in Q3 FY 2014 was a $3.5 million rise in unallocated corporate expenses from Q3 FY 2013, comprised primarily of costs associated with Layne’s move to The Woodlands, Texas, and higher legal and selling expenses. The net loss from continuing operations attributable to Layne for Q3 FY 2014 was $15.8 million, or $(0.80) per diluted share.

Cost of revenues decreased $47.5 million, or 21.1%, to $176.9 million (81.7% of revenues) from $224.4 million (79.8% of revenues) for the same period last year. The increase in the cost as a percentage of revenues for Q3 FY 2014 is a result of margin pressures across most divisions, especially those exposed to the municipal sector.

Selling, general and administrative expenses increased 3.7% to $39.7 million from $38.3 million in last year’s third quarter. A decline in compensation and selling expenses was partially offset by increased costs associated with the relocation of the Company’s headquarters to The Woodlands, Texas, which produced the increase in these expenses as a percentage of revenues.

Depreciation and amortization declined to $15.2 million for Q3 FY 2014 from $15.7 million in Q3 FY 2013, due to the disposition of nonessential assets.

Equity in (losses) earnings of affiliates declined to ($2.3) million in Q3 FY 2014 from earnings of $4.9 million in the same period last year. The global decline in mineral exploration by our customers accounted for this decrease.

Interest expense rose to $2.0 million for Q3 FY 2014 from $1.6 million for the same period last year as the result of the write off of $0.4 million of previously deferred financing fees related to the reduction of the bank credit facility capacity due to the September 2013 amendment.

Other income, net for Q3 FY 2014 consisted primarily of gains of $0.5 million on the sale of surplus equipment.

An income tax benefit of $3.9 million was recorded in Q3 FY 2014 compared to income tax benefit of $1.2 million for the same period last year.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q3 FY 2014 of each segment follows the table.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues
Water Resources	$46,807	55,135	$135,876	$164,677
Inliner	43,806	32,115	111,971	101,682
Heavy Civil	63,820	70,472	213,431	219,723
Geoconstruction	20,087	44,816	62,966	104,208
Mineral Services	39,773	76,498	144,326	243,965
Energy Services	1,727	1,256	5,268	4,435
Other	5,481	3,087	15,241	7,635
Intersegment Eliminations	(5,039)	(2,098)	(14,156)	(5,307)

Total revenues	$216,462	$281,281	$674,923	$841,018

Equity in (losses) earnings of affiliates
Geoconstruction	$—	$—	$—	$3,488
Mineral Services	(2,300)	4,947	(4,088)	15,581

Total equity in (losses) earnings of affiliates	$(2,300)	$4,947	$(4,088)	$19,069

(Loss) income from continuing operations before income taxes
Water Resources	$583	$2,702	$2,193	$5,393
Inliner	5,717	2,791	12,025	7,927
Heavy Civil	352	(5,487)	(1,190)	(21,632)
Geoconstruction	(2,873)	5,233	(28,771)	4,617
Mineral Services	(9,666)	11,231	(7,484)	48,087
Energy Services	(1,167)	(1,094)	(2,656)	(2,367)
Other	(57)	477	285	426
Unallocated corporate expenses	(10,332)	(6,794)	(36,995)	(23,481)
Interest expense	(2,038)	(1,604)	(4,908)	(3,020)

Total (loss) income from continuing operations before income taxes	$(19,481)	$7,455	$(67,501)	$15,950

Division Data

Water Resources Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$46,807	$55,135	$135,876	$164,677
Income before income taxes	583	2,702	2,193	5,393

The decline in Water Resources revenues was due to a decrease in the water systems product line revenues while other product lines within this division held their revenues steady during Q3 FY 2014. Although this division’s end markets remain challenged by state and local municipality budget constraints, the water treatment product line executed new contracts in Q3 FY 2014 resulting in a higher backlog from Q2 FY 2014.

Lower income before income taxes reflected a reduced workload within the division. The Company expects that municipality-driven project delays in certain regions will continue for the remainder of the fiscal year.

The backlog in the Water Resources division was $60.0 million as of October 31, 2013, compared to $53.0 million as of July 31, 2013, and $74.0 million as of October 31, 2012.

Inliner Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$43,806	$32,115	$111,971	$101,682
Income before income taxes	5,717	2,791	12,025	7,927

Inliner continues to experience improved performance across most of the geographic regions in which it operates. For Q3 FY 2014, higher revenues were due to contributions from projects in Florida, Maryland and Indiana.

Increased revenues and improved margins, due to cost-control measures, resulted in higher pre-tax income in Q3 FY 2014.

The backlog at Inliner was $67.8 million as of October 31, 2013, compared to $74.7 million as of July 31, 2013, and $64.0 million as of October 31, 2012.

Heavy Civil Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$63,820	$70,472	$213,431	$219,723
Income (loss) before income taxes	352	(5,487)	(1,190)	(21,632)

Heavy Civil operated profitably for the first time since July 31, 2011, and division backlog in Q3 FY 2014 rose from Q2 FY 2014. Lower quarterly revenue was due mainly to a decline in the pipeline construction product line of $8.1 million, offset by an increase of $5.8 million in the water and wastewater plant construction product line. Overall, the pipeline construction product line is experiencing decreases, while the water and wastewater plant construction product line is experiencing increases in revenue.

Income before taxes of $0.4 million in Q3 FY 2014 reflected the success of previously disclosed measures the division is undertaking to return to profitability, including: changes in personnel, a management reorganization, completing lower margin legacy projects, securing new business with a higher associated profit margin, and headcount reductions. The water and wastewater plant construction product line has been building its business and remains one of the higher margin operations within the division.

The backlog in the Heavy Civil division was $312.8 million as of October 31, 2013, compared to $306.3 million as of July 31, 2013, and $325.8 million as of October 31, 2012.

Geoconstruction Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$20,087	$44,816	$62,966	$104,208
Loss before income taxes	(2,873)	5,233	(28,771)	4,617
Equity in earnings of affiliate, included in above earnings	—	—	—	3,488

Lower revenues and pre-tax income in Q3 FY 2014 reflected lingering demand weakness in the U.S. and South America, and work stoppages in South America during Q2 FY 2014 that have only recently ceased.

Geoconstruction has reduced some of its workforce in response to demand driven revenue declines; however, certain key employees were retained in order to maintain the knowledge and expertise for the projects when they come to fruition.

During Q3 FY 2014, Geonstruction announced contracts in the United States totaling $76 million and in Uruguay totaling $6.5 million. Deployment for these projects will occur during Q4 FY 2014, with revenue generation expected to commence in early FY 2015.

The backlog in the Geoconstruction division was $104.8 million as of October 31, 2013, compared to $38.2 million as of July 31, 2013, and $42.7 million as of October 31, 2012.

Mineral Services Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$39,773	$76,498	$144,326	$243,965
(Loss) income before income taxes	(9,666)	11,231	(7,484)	48,087
Equity in (losses) earnings of affiliates, included in above earnings	(2,300)	4,947	(4,088)	15,581

The Mineral Services Division continues to be impacted by the slowdown in global mining exploration activity. This slowdown is due to a number of factors, including: the cyclical price decline in major commodities, especially gold and copper, which are the primary focus of Layne’s operations; regulatory actions by government authorities, specifically, the imposition of additional taxes on mining companies; and labor issues. Reflective of these and other factors, Mineral Services’ exploration drilling revenues declined by $26.2 million while other Mineral Services revenues decreased by $10.5 million

Equity in earnings from our affiliates in South America was also impacted during Q3 FY 2014 by slowdowns in mineral exploration activity, as well as by a temporary mine shutdown by one of our clients earlier in the year. Chile is the locale with the largest operations for our affiliates. The employment laws in Chile are extremely favorable to the workforce by requiring significant separation expenses to be incurred by the employer for any large layoff. As our affiliates react to slowdowns or shutdowns, they are often required to incur large labor costs as they layoff the associated workforce.

The reduction in the price of gold has brought it to a level below production costs for many mining companies. Copper prices are expected to be volatile and are likely to be influenced by demand from China, economic activity in the U.S. and other industrialized countries. Many of the Company’s customers have decreased their capital expenditures and their exploration activities. However we continue to believe the long-term outlook for copper exploration remains positive, as copper plays such a significant role in the global economy.

Included in the (loss) income before income taxes for the three and nine months ending October 31, 2013 is the increase to the accrual related to the FCPA investigation of $5.6 million and $6.7 million, respectively.

Energy Services Division

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$1,727	$1,256	$5,268	$4,435
Loss before income taxes	(1,167)	(1,094)	(2,656)	(2,367)

Energy Services revenues remained stable quarter-over-quarter. The loss before income taxes rose slightly to $(1.2) million from $(1.1) million due to increased depreciation on capital additions.

Other

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2013	2012	2013	2012
Revenues	$5,481	$3,087	$15,241	$7,635
(Loss) income before income taxes	(57)	477	285	426

Other revenues and losses before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $10.3 million for Q3 FY 2014 compared to $6.8 million for the same period last year. For Q3 FY 2014, the increase of $3.5 million is primarily due to the expense related to i) the relocation of the Company’s headquarters to The Woodlands, Texas of $1.9 million, ii) legal and professional fees of $0.3 million, and iii) contract labor of $0.4 million.

Conference Call

Rene Robichaud, President & CEO, and James R. Easter, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL DATA

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	$216,462	$281,281	$674,923	$841,018
Cost of revenues (exclusive of depreciation and amortization shown below)	(176,908)	(224,358)	(558,587)	(673,314)
Selling, general and administrative expenses	(39,662)	(38,253)	(118,527)	(118,792)
Depreciation, depletion and amortization	(15,155)	(15,679)	(45,629)	(45,410)
Impairment charges	—	—	(14,646)	—
Loss on remeasurement of equity investment	—	—	—	(7,705)
Equity in (losses) earnings of affiliates	(2,300)	4,947	(4,088)	19,069
Interest expense	(2,038)	(1,604)	(4,908)	(3,020)
Other income, net	120	1,121	3,961	4,104

(Loss) income before income taxes	(19,481)	7,455	(67,501)	15,950
Income tax benefit (expense)	3,940	1,202	(52,091)	(5,625)

Net (loss) income from continuing operations	(15,541)	8,657	(119,592)	10,325
Net income (loss) from discontinued operations	—	8	5,798	(21,535)

Net (loss) income	(15,541)	8,665	(113,794)	(11,210)
Net income attributable to noncontrolling interests	(231)	(189)	(577)	(589)

Net (loss) income attributable to Layne Christensen Company	$(15,772)	$8,476	$(114,371)	$(11,799)

Earnings per share information attributable to
Layne Christensen shareholders:
Basic (loss) income per share—continuing operations	$(0.80)	$0.43	$(6.13)	$0.50
Basic income (loss) per share—discontinued operations	—	—	0.30	(1.11)

Basic loss per share	$(0.80)	$0.43	$(5.83)	$(0.61)

Diluted (loss) income per share—continuing operations	$(0.80)	$0.43	$(6.13)	$0.49
Diluted income (loss) per share—discontinued operations	—	—	0.30	(1.09)

Diluted income (loss) per share	$(0.80)	$0.43	$(5.83)	$(0.60)

Weighted average shares outstanding—basic	19,622	19,487	19,589	19,477
Dilutive stock options and nonvested shares	—	287	—	319

Weighted average shares outstanding —dilutive	19,622	19,774	19,589	19,796

	As of
	October 31,	January 31,
(in thousands)	2013	2013
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28,988	$27,242
Working capital, including current maturities of long term debt	111,171	125,079
Total assets	684,940	812,226
Total long term debt, excluding current maturities	102,743	96,539
Total Layne Christensen Company equity	303,029	412,737
Common shares issued and outstanding	19,965	19,818